Exhibit 10.5

Network Risk Agreement
with

Palm Medical Network, LLC

Effective January 1st, 2009

PREFERRED CARE PARTNERS

NETWORK RISK AGREEMENT

This Network Risk Agreement ("Agreement") is made and entered into on this 2& day of 2008 by and between Preferred Care Partners, Inc., a Florida corporation ("Plan"), and Palm Medical Network, LLC, a Florida limited liability company ("Network").

WHEREAS, Plan is licensed in the State of Florida to operate as a health maintenance organization with a Medicare Advantage contract under which members under an agreement with Plan may be provided with medical services, hospital care and other covered health benefits; and

WHEREAS, Network is a staff model provider and provider network that engages and/ or employs physicians and ancillary providers to provide health care services to the members of health maintenance organizations, preferred provider organizations and/or other managed care companies with which Network contracts; and

WHEREAS, Plan wishes to engage Network to provide and arrange for the provision of Covered Services to Plan Members, and Network agrees to provide and to arrange for the provision of such Covered Services under the terms and conditions set forth in this Agreement; and

WHEREAS, Network and Plan believe that this Agreement will be mutually beneficial, and, as such, both parties agree to be bound by all terms and conditions contained herein.

In consideration of the above, it is mutually agreed as follows: I. Definitions

For the purposes of this Agreement, the following words and phrases shall have the meaning specified.

1.1"Admitting Physician" is a Participating Physician who admits Members

Network.

1.2 "Agreement" means this Network Risk Agreement between Plan and ) Network. to a Participating Hospital or to another hospital with the approval of Plan.

1.3 "AHCA" means Florida Agency for Health Care Administration.

1.4 "CMS" means the Centers for Medicare and Medicaid Services (formerly, Health Care Financing Administration) that administers the Medicare Advantage program.

1.5 "Copayment" means the amount, if any, required to be paid by Member to Participating Providers as additional payments for Covered Services at the time Covered Services are rendered in accordance with the Plan's schedule of benefits applicable to the particular health services plan in which a Member is enrolled.

1.6"Covered Services" means all medical services required to be provided to
Members by Plan under Plan's agreement(s) with Medicare and under the terms of Plan's agreements with Subscribers, including, without limitation, Primary Care, specialist medical services, hospital services, ancillary and diagnostic services, Emergency Medical Services. Covered Services are subject to change at any time as required by applicable law or under Plan's Medicare agreement(s).

1.7"Credential" or "Credentialing" means the process for verifying that physicians providing services under this Agreement are adequately trained, licensed, of good professional reputation and capable of working with others in the provision of Covered Services to Members. The term shall be construed to include the re-credentialing process.

1.8 "DHHS" means United States Department of Health and Human Services.

1.9"OIR" means Florida Office of Insurance Regulation.

1.10 "Effective Date" shall mean the effective date of this Agreement which shall be ,.-lank.691 , 20*

1.11 "Emergency Medical Condition" means a medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) such that a prudent lay person, with an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in:

1    Serious jeopardy to the health of the individual or, in the case of a pregnant women, the health of the woman or her unborn child;

ii. Serious impairment to bodily functions; or

iii. Serious dysfunction of any bodily organ or part.

1.12 "Emergency Services" means Covered Services that are (i) furnished by a provider qualified to furnish emergency services; and (ii) needed to evaluate or stabilize an emergency medical condition.

1.13 "Individual Subscription Agreement" means an agreement between Plan and an individual subscriber by which such individual are entitled to become Members of the Plan in accordance with the terms of such agreement. Individual Subscription Agreements shall include agreements between Plan and a Subscriber entitled to benefits under the Title XVIII of the Social Security Act, as amended.

1.14 "Medical Director" means a physician designated by Plan to monitor and review Covered Services to Members provided or requested by a health care provider.

1.15 "Medical Staff" means a hospital's or ambulatory surgery center's medical staff as the term is defined in the bylaws of the hospital's or ambulatory surgery center's medical staff, and as such bylaws may be amended from time to time.

1.16 "Medically Necessary" shall be defined by Plan in the exercise of its sole discretion and shall include due consideration of whether services are (i) consistent, specific and individualized with the symptoms or diagnosis and treatment of Member's condition, disease, ailment or injury; (ii) appropriate with regard to standards of good medical practice within the surrounding community; (iii) not solely for the convenience of the Member, Member's caretaker, a Participating Provider, or other health care provider, and (iv) the most appropriate supply or level of service which can be safely provided to the Member.

1.17 "Member" means an eligible Subscriber who (i) have been enrolled in one of Plan's Medicare health plans covered under this Agreement, as reflected on Attachment "D" hereof, and (ii) have been assigned by Plan to Network or a Network Provider or have selected a Network Provider.

1.18 "Network Provider" means (i) a physician who or which has entered into an agreement with Network and/ or Plan to provide health care services to Members, (ii) a physician who has successfully completed Plan's Credentialing process and (iii) Network has obtained Plan's prior written approval for physician to become an approved Network Provider under this Agreement, such approval shall be in Plan's sole discretion.

1.19 "Participating Provider" means a primary care physician, specialty physician hospital, ambulatory surgical center, home health care agency, pharmacy, multi-specialty group practice, or any other health care provider which or who has entered into an agreement with, or is otherwise engaged by, Plan to provide Covered Services to Members. Any such Participating Provider may be designated as a Participating Hospital, Participating Physician, Participating Pharmacy, etc. All Network Providers shall be deemed to be Participating Providers for purposes of this Agreement.

1.20 "Plan Provider Manual" means the Preferred Care Partners Provider Manual, as amended and revised from time to time by Plan in its sole discretion.

1.21 "Primary Care Physician" means a Participating Provider who has contracted with Plan to supervise, coordinate and provide Primary Care Services to Members, including the initiation of their referral to Specialty Physicians and other Participating Providers for non-Primary Care Services, and who meets all the other requirements for Primary Care Physicians contained in the Plan Provider Manual and the Agreement between Plan and Primary Care Physician.

1.22 "Primary Care Services" means those Covered Services customarily provided by a primary care physician in his or her office as well as services customarily provided by an attending primary care physician to institutionalized patients, and includes, by way of example and not limitation, the Primary Care Services set forth in Attachment A.

1.23 "Quality Improvement Program" means the program of Quality Improvement established by Plan to assure the proper level and quality of care is provided including, but not limited to, Plan's policies and procedures.

1.24 "Specialty Physician" means a Participating Provider who is appropriately qualified in a certain medical specialty as determined by Plan who provides Covered Services to Members within the range of such specialty, who elects to be designated as a Specialty Physician by Plan and who meets all other requirements for Specialty Physicians contained in Plan's rules and regulations, including the Plan Provider Manual, and in the Agreement between Plan and the Specialty Physician.

1.25 "Subscriber" means a person who meets the eligibility requirements of Plan, enrolls pursuant to the terms thereof, and for whom premiums are received by or on behalf of the Plan.

1.26 "Urgently Needed Services" means Covered Services that are not Emergency Services, provided when an enrollee is temporarily absent from the Plan's service area (or, under unusual and extraordinary circumstances, provided when the Member is in the service area but the Plan's provider network is temporarily unavailable or inaccessible) when the services are medically necessary and immediately required (a) as a result of an unforeseen illness, injury or condition; and (b) it was not reasonable given the circumstances to obtain the services through the Plan.

1.27 "Utilization Management/Utilization Management Program" means the evaluation and determination of the appropriateness of patient use of medical care resources, and provision of any needed assistance to clinician and/or Member, to ensure appropriate use of resources. Utilization Management includes prior authorization, concurrent review, retrospective review, discharge planning, case management, and disease management protocols.

II.	Duties and Responsibilities of Plan

2.1 Compensation
Plan shall compensate Network at the rates and in the manner set forth in Attachment B.

2.2 Member Eligibility
Plan will provide each Member with an identification card that shall be presented for purposes of assisting Network Provider in verifying Member eligibility. In addition, Plan will provide Network with access in order to confirm eligibility information. Plan will not be responsible for medical services provided to non-eligible individuals.

2.3 Marketing
No guarantees are afforded by Plan as to the number of Members who will select Network or Network Providers. Nothing in this Agreement shall be construed to require Plan to assign any minimum or maximum number of Members to the Network or Network Providers.

2.4Advertising Plan
Plan may include the name, address, telephone number and types of practice of Network Providers in a roster of Participating Providers. The parties understand that this roster may be inspected by and is intended for the use of current and prospective Members, Subscribers, Participating Providers, and other providers. Neither Network nor Network Providers shall engage in any marketing activities with respect to Plan and shall not use the trademarks and trade names employed by Plan without the prior written approval of Plan.

2.5Administrative Duties
Plan, through its Medical Director and such other individuals as Plan designates, shall establish procedures relating to the following:

(a)     A system for authorization of referrals to Specialty Physicians;

(b)     Written notification of denied claim forms or Covered Services;

(c)     A system of pre-admission certification for all elective hospital admissions;

(d)     A Member encounter reporting process to be implemented in accordance with Plan's policies and procedures;

All procedures relating to the foregoing shall be contained in the Plan Provider Manual and Plan shall update Network in a timely manner concerning any changes to these procedures.

2.6Administration of Plan

Plan shall provide the appropriate personnel, facilities and equipment necessary for the administration of Plan. Plan has the sole responsibility and final decision making authority for: (i) payment of claims for health services rendered to Members; (ii) credentialing of all Participating Providers, including Network Providers; (ii) eligibility for enrollment in Plan; (iii) termination of a Member's coverage under the Plan; (iv) all benefit determinations; and (v) Network Provider and Member appeal and grievance systems established by Plan. Plan agrees to recognize and abide by all state and federal laws, regulations and guidelines including those applicable to Plan's Medicare health plan(s).

III.	Duties and Responsibilities of Network

3.1	Provision of Covered Services and Certain Administrative Services

Pursuant to this Agreement, the parties agree and covenant that Network will assume all responsibility for the provision of Covered Services to Members enrolled in Plan's Medicare plans who have selected Network or Network's Providers as their primary care physician. Network assumes risk for the provision of Covered Services to Member whether or not those Covered Services are provided by Network Providers. In fact, certain Participating Providers that are not Network Providers, including hospitals and ancillary services providers will provide Covered Services to Members for which Network will have financial responsibility hereunder. In addition, Network agrees to provide or arrange for the provision of Covered Services, including, without limitation those services set forth on the Plan's Medicare Advantage health benefits, as reflected by the Plan's Plan Benefit Package as filed with and approved by CMS from time to time during the term hereof. Covered Services shall be provided in accordance with the Utilization Management Program (as set forth in Section 3.5 hereof).

3.2	Licensure and Participation in Medicare

Prior to being assigned a provider number and being eligible to be assigned or treat Members, all Network Providers must be credentialed by Plan in accordance with its credentialing policies and procedures as amended and in effect from time to time. Plan shall decide, in its sole discretion, as to whether a Network Provider is allowed to become a Participating Provider in Plan's Provider Network. Network represents and warrants that Network Providers, and all other health professionals employed, retained or in professional association with such Network Providers who will provide services under this Agreement are appropriately trained and qualified, licensed and authorized by the State of Florida and all other applicable governmental entities to practice their profession and to perform procedures which are to be provided pursuant to this Agreement. Network covenants that Network Providers and other health professionals employed by or associated with Network Providers shall maintain their licenses and authorizations at all times during the term of this Agreement. Network further warrants that Network Providers are certified providers in good standing under the Federal Medicare Program (Title XVIII of the Social Security Act, as amended).

3.3	Compliance with Plan Programs and Rules
Network agrees, and shall cause Network Providers to agree, to be bound by and comply with Plan's policies, procedures and rules as promulgated from time to time, which, as now in effect and as hereafter adopted and amended, are incorporated in this Agreement, including without limitation those policies and procedures set forth in the Plan Provider Manual, Plan's credentialing program, Plan's quality improvement program, Plan's grievance program, Plan's risk management program, Plan's compliance program and any other program established by Plan from time to time. By executing this Agreement, Network acknowledges receipt of such policies, procedures and regulations, including the Plan Provider Manual.

3.4	Agreements with Network Providers

(a)	Network Provider Agreements. In the event Network shall

contract with primary care physicians and specialty physicians to arrange for the provision of services to Members under this Agreement, the form of these agreements with such Network Providers (the "Network Provider Agreements") shall be subject to the prior approval of Plan, in its sole discretion. Network shall provide Plan with a copy of each form of Network Provider Agreement, and upon request of the Plan, shall provide copies of each executed Network Provider Agreement. Network shall not alter the terms of such Network Provider Agreement without the prior approval of Plan, in its sole discretion. Even though Network will not contract with certain Participating Providers (e.g. hospitals and ancillary services providers), Network shall have financial responsibility for Covered Services provided Members by Participating Providers. Such Network Provider Agreements shall contain a provision stating that if the terms and conditions contained in the Network Provider Agreement conflict with any terms and conditions contained in this Agreement, the provisions in this Agreement shall control and supercede the terms and conditions contained in the Network Provider Agreement.

3.5 Utilization. Network and Network Providers shall comply with and be monitored under the Plan's approved Utilization Management Programs as in effect from time to time, including, without limitation, pre-certification of elective admissions and procedures, referral processes and reporting of clinical encounter data. Network shall ensure proper communication between Network and Plan to enable Plan to carry on all functions required to be carried on in connection with the provision of Covered Services to Members, including the approval of referrals. Plan shall have the right to override any Utilization determination reached by Network and any such determination made by Plan shall be binding on Network; Plan may pay a claim or claims on the basis of its utilization determinations.

3.6 Verification of Eligibility
Network is responsible for verifying eligibility of Members before Network Providers render Covered Services to such individuals.

3.7 Network Provider Training

Network shall cause Network Providers to receive and participate in any applicable training developed by Plan, the contents of which may be amended from time to time by Plan in its sole and absolute discretion. Network shall cause Network Provider to maintain a level of experience through continuing education programs in Network Provider's particular discipline and shall maintain the educational standards required by Network Provider's licensure board when applicable. Network Provider shall participate, to the extent feasible, in any continuing education programs established or recommended by Plan appropriate to Network Provider's particular practice.

3.8 Encounter Information

Network shall cause Network Providers to submit encounter and clinical information for services rendered to Members on a monthly basis in compliance with Plan's Quality Improvement Program. The information shall consist of statistical and descriptive medical and patient data as specified by Plan. Encounter information on capitated providers shall be submitted to Plan within thirty (30) days of the date of service to Members. Records shall be maintained for a period of not less than ten (10) years from the termination of this Agreement and be retained further if records are under review or audit until such review or audit is complete. Network shall report to Plan's risk manager all Incidents involving a Member in accordance with Plan's Risk Management Program. Network shall designate an individual or individuals who shallmmake reports of Incidents to Plan's risk manager. Network shall report all Incidents to Plan within three (3) working days of their occurrence; provided that Network shall immediately report to Plan the occurrence of an Incident which results in: (i) the death of Member; (ii) severe brain or spinal damage to a Member; (iii) a surgical procedure being performed on the wrong patient; or (iv) a surgical procedure unrelated to a Member's diagnosis or medical needs being performed. Receipt of the notices required by this Section shall not constitute an assumption of liability on the part of Plan. Nothing in this Agreement requires either party to disclose any information when applicable law prohibits disclosure.

3.9 Network Provider Services

(a)              Professional Standards. Network shall cause Network Providers to provide Covered Services to all Members in an ethical and legal manner, in accordance with professional standards of care in the medical community.

(b)              No Discrimination. Network shall cause Network Providers to provide Medically Necessary Covered Services to Members upon referral to Network Provider by Plan, without regard to race, color, age, place of residence, economic status, health status, health care needs, benefit plan, source of payment, religion, genetic information, national origin or handicap of a Member,

(c)              Equal Standards. Network shall cause Network Providers to render Covered Services to Members in the same manner, in accordance with the same standards of care and with the same time availability as offered his/her other patients and without regards to (i) the degree of frequency of utilization of such services by a Member or, (ii) the physical condition or health status of a Member.

(d)              Hospital Admissions. Network shall cause Network Providers to admit to, and provide appropriate services at a Participating Hospital to Members. Network shall cause Network Providers to maintain clinical privileges at a Participating Hospital. Admission to a Participating Hospital must be certified in advance by Plan or Network in accordance with the approved Credentialing Program.

(e)              Availability. Network shall cause Network Providers to make available Covered Services twenty four (24) hours per day seven (7) days per week including holidays, to comply with the following availability schedule: urgent care - within one day; routine sick care - within one week; and well care - within one month. Network shall cause Network Providers to maintain adequate personnel and facilities to fulfill the contracted obligations hereunder. Network shall cause Network Provider to be responsible for the provision, authorization, coordination, supervision, monitoring and overall management of all Covered Services to Members in accordance with Plan's policies and procedures. Network shall ensure that Network Providers who are Primary Care Physicians shall be responsible for the making of referrals for Covered Services that are not Primary Care Services when Medically Necessary. In any event, Network shall cause Network Providers to maintain twenty four (24)-hours-a-day, seven (7)-days-a-week telephone answering service to handle Member calls.

(f)               Network Provider agrees that when the need arises, provisions will be made to appropriately communicate with patients in the language used by Members.

3.10 Members Medical Records

(a)               Compliance. Network shall, and shall cause Network Provider to:

(i) recognize and abide by all applicable state and federal laws, regulations and guidelines, including, without limitation, the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and those applicable to the Plan's health care plans.

(ii) maintain appropriate, accurate and complete clinical record entries, as well as to participate in the record-keeping system established by Plan, as may be modified from time to time.

(b)              Contents and Confidentiality. Medical records of Members will include the recording of services provided by Network Provider, other health care providers, other reports from referral providers, discharge summaries, records of Emergency care received by the Members. All such records shall be treated as confidential so as to comply with all federal and state laws and regulations regarding the confidentiality of patient records, including the Health Insurance Portability and Accountability Act of 1996 ("HIPAA").

(c)               Inspection. Plan shall have the right to inspect at reasonable times Network Provider's facilities and Members' medical records for compliance with Plan's policies and procedures. Plan shall have the right to inspect and to copy, at Plan's expense, books, records (any and all) maintained by Network Provider pertaining to claims for Covered Services under this Agreement. Network Provider shall maintain all such records at its principal place of business in the State of Florida. Network shall cause Network Provider to permit authorized representatives of any state or federal authority or agency to inspect Network Providers' facilities and to review the records of services provided to Members. Network Provider shall retain such records and provide such access to any governmental agency or to Plan for a period of not less than ten (10) years after the expiration of this Agreement and retained further if the records are under review or audit until the review or audit is completed. Network and Network Providers shall cooperate, if requested, with any inspection by AHCA and DHHS as a means of evaluation of the quality, appropriateness and timeliness of service performed to Members. These inspections may include inspections of any records pertaining to this Agreement.

3.11 Participation in Plan Programs

(a)
Programs. Network agrees and shall cause Network Providers to agree to support and participate in Plan's programs, including those pertaining to Plan's policies and procedures, credentialing programs, quality improvement programs, utilization programs, claims payment policies, grievances, continuing education and other similar programs of Plan that may be established from time to time by Plan to promote appropriate standards of medical care and to control the cost and monitor the quality of medical services rendered to Members, including without limitation programs relating to the precertification of elective admissions and procedures, referral process and reporting of clinical encounter data. Network Providers shall abide by and be bound by Plan's program determinations.

(b)
Information. In conjunction with any such review or program, Network shall cause Network Providers to make available at no charge to Plan, whatever information is requested by Plan. Network shall, and shall cause Network Providers to, abide by all of Plan's applicable rules and regulations, policies, procedures, missions and principles and acknowledges that failure to do so shall be sufficient basis for immediate termination of this Agreement by Plan.

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3.12 Compensation and Billing

(a)
Member Hold Harmless. Network agrees, and shall assure that Network Providers agree, that in no event, including but not limited to, nonpayment by Plan, Plan insolvency, or breach of this Agreement by either party, shall Network or Network Provider, or any representative or agent, bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against a Member, AHCA, OIR, CMS, or Subscriber, or person acting on their behalf for services provided pursuant to this Agreement. This provision shall not prohibit collection of Copayments on Plan's behalf made in accordance with the terms of the applicable agreement between Plan and Member. Network Providers shall use reasonable efforts to collect from Members applicable copayments. Network shall cause Network Providers to agree that (i) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of Members, and that (ii) this provision supersedes any oral or written contrary agreement now existing or thereafter entered into between or among Network, Network Provider and Members, or persons on their behalf. Network shall, and shall cause Network Providers to, continue providing services to Members through any post insolvency period in the manner set forth in Section 4.3 hereof or through any period after the termination of this Agreement to the extent necessary to complete a plan of care or plan of treatment initiated prior to termination of this Agreement. Plan shall not alter the provisions contained in this paragraph without the prior written approval of the Secretary or a Director, Superintendent or Commissioner of the DHHS.

(b)
Refunds and Set-offs. Network shall, and shall cause Network Providers to, immediately refund to Plan any and all sums collected by Network Providers from Members to which Network Providers were not entitled under this Agreement, including the Attachments hereto. Such refunds shall take the form of cash payments or setoffs against amounts owed to Network by Plan. When appropriate, Plan shall return to Member such sums improperly charged by Network Providers.

(c)
Compliance with Plan Provider Manual. Network Provider shall comply with all billing and reporting procedures established by Plan as set forth in the Agreement or the Attachments and Schedules hereto and in the Plan Provider Manual.

3.13 Insurance

(a)
Coverage. Network shall maintain such policies of general liability, professional liability, and other insurance as shall be necessary to insure Network and Network's employees or agents against any claim for damages arising by reason of personal injury or death occasioned directly or indirectly in connection with the provision of Covered Services to Members by Network's employees or agents. Network shall also require Network Providers to maintain malpractice insurance in the minimum amount of $250,000 per occurrence, $750,000 per aggregate year or in such greater amounts as required by applicable law, or in lieu thereof, to otherwise comply with provisions of Florida law relating to insolvency protection for patients. Network shall, and shall cause Network Providers to, secure and maintain, during the term of this Agreement, worker's compensation insurance for all of their employees connected with the work under this Agreement, as required by applicable law. Such insurance shall comply with Florida's Worker's Compensation law. Network shall maintain current information and documentation regarding this Section 3.13 and shall advise Plan about such insurance, including the name of insurer, policy number, nature and extent of coverage, and expiration date and/or about other arrangements pertaining to malpractice protection. Network shall notify plan not less than ten (10) days prior to any reduction, cancellation, termination or expiration of insurance coverage for Network or Network

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(b)
Claims. Network shall notify Plan of any claim or cause of action by or relating to a Member filed against Network or a Network Provider within five (5) working days of the Network's receipt of notice that such a claim or cause of action has been filed. Network shall cause each Network Provider to notify Network of any claim or cause of action by or relating to a Member filed against such Network Provider within five (5) working days of the Network Provider's receipt of notice that such a claim or cause of action has been filed. Network shall provide Plan with any information regarding such claim or cause of action reasonably requested by Plan.

3.14 Referrals

(a)Referrals System Network shall, and shall cause its Network Providers to, abide by the referral system approved by Plan pursuant to the Utilization Management Program, as amended by Plan from time to time in its sole and unfettered discretion. Except in cases of Emergency or the onset of a condition requiring Urgently Needed Services, Network Providers shall not make a referral of a Member to a Specialty Physician or a non-Participating Provider for Covered Services without prior approval of the Plan in accordance with the Utilization Management Program. Any such referrals shall be made in accordance with approved policies for the provision of Covered Services. If Network Provider wishes to refer a Member to a non-Participating Provider, Network Provider must request a referral in writing and Network, in accordance with the Utilization Management Program, shall be responsible for arranging the provision of the services. Network Providers shall furnish to health care providers to whom or to which it has referred a Member complete information on treatment procedures and all pertinent clinical services provided to Member prior to such referral. In the event that non-Emergency services required by a Member are not available from any Participating Provider, non-Participating Providers may be utilized with the prior written consent of Plan only.

3.15 Grievances & Disputes
Network shall, and shall cause Network Providers to, cooperate with Plan in resolving any Members' grievance(s) and appeal(s) related to the provision or denial of Covered Services. Network shall notify Plan of any complaints received by Network and Network Providers. Network shall, and shall cause Network Providers to, use best efforts to resolve any complaints in a fair and equitable manner. Network shall, and shall cause Network Providers to, agree to participate in and cooperate with Plan's Member grievance and appeal procedures, as enacted by Plan from time to time, and comply with all final determinations rendered in accordance with those procedures.

3.16 Assignment of New Members by Plan
By written notice to Network, Plan's Medical Director may suspend referral of Members to Network if it is determined that Network or Network Providers are not complying with (i) the terms set forth in this

Agreement; (ii) Plan's policies and procedures; or (iii) Plan's policy and/or program requirements.

3.17 Coordination of Benefits

Network shall, and shall cause Network Providers to, cooperate in the implementation of any of Plan's obligations and/or policies and procedures relating to coordination of benefits and other third party claims. Network Providers shall bill when requested by Plan any third party payor for services rendered to Members. Network and Network Providers will, when permitted by law, reimburse Plan in the event that payments are received from such payers for Covered Services provided to Members, or assign to Plan all payments owed by such payers, and execute any further documents that may be required or appropriate to permit the Plan to bill and process forms for any third party payer on Network Provider's behalf or to bill such payers directly, as determined by Plan.

3.18 Provision of Non-Covered Services
In the event that Network Providers shall provide any Member non-Covered Services, Network Providers shall, prior to the provision of such non-Covered Services, inform the Member (a) of the service(s) to be provided, (b) that Plan will not pay for or be liable for said services, and

(c) that the Member will be financially liable for such services as applicable by law.

3.19 Acceptance and Treatment of Members
Network agrees, and shall cause each Network Provider to agree, to accept Members as patients.

3.20 Transfer of Members and Medical Records

(a)
Requests to Transfer. As the physician-patient relationship is a personal one and may become unacceptable to either party, Network Provider may request in writing to Plan that a Member be transferred to another Participating Physician. However, Network Provider may not seek to have a Member transferred because of the amount of medical services required by the Member or because of the physical condition of the Member. Network acknowledges that Members have a contractual right to request a transfer to another Participating Provider.

(b)	Transfer of Records. In the event of (i) termination of this Agreement, (ii) the selection by a Member of another Participating

Provider in accordance with Plan procedures, or (iii) the approval by Plan of a Network Provider's request to transfer a Member from such Network Provider's practice, to another Participating Provider, Network Providers shall transfer copies of Member's medical records, x-rays, and any and all other pertinent data to Plan, and to the new Participating Provider as selected by Member, when requested to do so in writing by Plan or Member. This charge shall be billed at a reasonable charge, not to exceed the amount stated in Florida Statute ch. 395.3025 and shall not be billed to Members, AHCA or CMS.

3.21 Facilities & Environment
Network shall, and shall require Network Providers to, provide a functionally safe and sanitary environment for all Members. The medical service facilities of Network Providers will: (a) reasonably accommodate handicapped individuals, (b) comply with applicable state and local building code and regulations; (c) comply with applicable state and local fire prevention regulations; (d) comply with applicable federal laws and regulations; (e) are inspected at least annually by the local or state fire control agency; (f) contain fire equipment and illuminated signs for cases of emergency evacuation, (g) offer adequate lighting and ventilation, and (h) shall remain clean and properly maintained. Network Providers have in place appropriate procedures to handle medical and other emergencies that may arise in connection with services provided. By written notice to Network, Plan's Medical Director may suspend referral of Members to any Network Providers if it is determined that the facts presented indicate that health or safety of Members could be endangered by such Network Provider's continued participation in Plan.

3.22 Formulary
Network shall, and shall cause Network Providers to, comply with Plan's Prescription Drug Formulary, which may be amended from time to time, by Plan in its sole discretion.

3.23 Signs and Displays
Network Providers shall display in a visible and prominent place any reasonable card, plaque or similar identifying logo provided by Plan to identify Network Providers to Members.

3.24 Notification of Changes
Network shall immediately notify Plan in writing upon the receipt of any verbal or written notice of the occurrence of any of the following:

(a)     Any changes to the list of current Network Providers, their addresses and telephone and facsimile numbers. A complete list of Network Providers is contained in Attachment C .

(b)     Any Network Provider's license to practice medicine in the State of Florida is suspended, revoked, terminated, or subject to terms of probation or other restrictions;

(c)     The Network or any Network Provider has become a defendant in any malpractice action, receives any pleadings, notices or demands of claim, or service of process relating to alleged malpractice involving a Member, or is required to pay damages in any such action by way of judgment or settlement;

(d)     The Network or any Network Provider becomes the subject of any disciplinary proceeding or action before a governmental agency, including any State of Florida department, board, or agency, or a similar entity in any state;

(e)     Any Network Provider is convicted of a felony relating directly or indirectly to the practice or conduct of such Network Provider's profession;

(f)      The Network or any Network Provider is sanctioned or is subject to sanctions by the Medicare programs;

(g)     Any Network Provider's clinical privileges at any hospital are being terminated, canceled or suspended;

(h)      Network Provider becomes incapacitated;

(1)     An act of nature or any event beyond a Network Provider's
reasonable control likely to interrupt all or a portion of a Network Provider's practice for a period of sixty (60) consecutive calendar days, or which may have a material adverse effect on the Network Provider's ability to perform his/her/its obligations for this period;

Any change in the nature or extent of services rendered by a Network Provider;

(k)     Any material change or addition to the information and disclosures submitted by Network Provider as part of the application for a contract with Plan or Network to provide Covered Services to Members;

(1)    Any other act, event, occurrence or the like that might materially affect a Network Provider's ability to carry out his/her/its duties and obligations to Members.

(m)     If a Network Provider is a corporation, professional association or partnership, any of the above events with respect to a physician or other health professional who owns, is employed by or is otherwise associated with such Network Provider.

3.25 Corporate Representations. Network represents that it has and shall maintain any and all applicable permits and licenses relating to its business and the performance of its obligations under this Agreement. Network is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Network has full power and authority to own and operate its properties and assets and to conduct and carry on its business as it is now being conducted and operated by Network. This Agreement has been validly executed and delivered by Network and constitutes a legal, valid and binding obligation of Network. Network has full power and authority to execute and deliver this Agreement and to perform its obligations under and consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Network does not, and the consummation by Network of the transactions contemplated hereby will not, and the compliance by Network with the provisions hereof will not, (a) conflict with or violate any provision of Network's Articles of Incorporation or Bylaws; (b) with or without notice or the passage of time or both, constitute, give rise or result in the breach, default or event of default under, or violation of any obligation under, any note, bond, mortgage, deed, license, franchise, permit, lease, contract, agreement, or other instrument, commitment or obligation to which Network is a party and will not violate or conflict with any other material restriction of any kind or character to which Network is subject; (c) violate any order, writ, injunction, decree, judgment or ruling of any court or governmental authority applicable to Network; or (d) violate any material statute, law, rule or regulation applicable to Network.

3.26 Professional Corporations or Partnerships. In the event that Network contracts with a Network Provider or group of providers that is a professional corporation, professional association or partnership rather than an individual Physician or provider, Network agrees to cause all of the terms set forth herein to apply with equal force to both the professional corporation, professional association or partnership and the individual physicians or providers associated with such entity. Notwithstanding any interpretation of this Agreement to the contrary, Network agrees, represents and covenants that all of the provisions of this Agreement applicable to Network, unless expressly inapplicable, shall apply with equal force to Network Providers. Network shall represent its Network Providers in matters pertaining to the provision of Covered Services under this Agreement, and Network represents that it has obtained the consent to such representation from its Network Providers.

3.27 Other Contractual Commitments. Network represents and assures Plan that Network's contractual commitments with other health maintenance organizations, provider sponsored organizations, competitive medical plans and health related entities do not restrict or impair Network from performing its duties under this Agreement.

3.28 Compliance with Laws. Network shall, and shall cause Network Providers to, comply with all applicable state and federal laws and regulations applicable to Network and/ or Plan, specifically including, without limitation, all such laws and regulations promulgated by the OIR, AHCA, CMS and DHHS, including but not limited to the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the Medicare Improvements for Patients and Providers Act of 2008 ("MIPPA") as amended.

3.29 Accrediting Organizations. Network shall provide Covered Services and perform obligations hereunder in compliance with all applicable rules, regulations, standards, guidelines and requirements of any accrediting organization from which Plan seeks accreditation as a health plan.

3.30 Compliance with Plan's Confidentiality Obligations. Network shall keep and maintain confidential all information required to be ' kept confidential by Plan pursuant to Plan's agreements with other parties, including any agreements relating to proprietary information of such third parties, and Network shall ensure compliance with such obligations by its officers, directors, shareholders, agents, employees, contractors or providers, unless otherwise required by law.

3.31 Credentialing; Composition of Network. Plan shall have primary responsibility for all Credentialing functions under this Agreement, but Network shall assist Plan in carrying out Plan's Credentialing program with respect to prospective Network Providers. Network shall obtain from prospective Network Providers and promptly deliver to Plan all information requested by Plan to make its credentialing determination. Network Providers and all other health professionals employed by, under contract with or associated with Network Providers will be recredentialed every three years. Network agrees to notify Plan immediately of deletions of Network Providers. All Network Providers must be fully credentialed prior to treating Members. Network shall comply with and abide by Plan's implementation of its Credentialing Program. Network shall use its best efforts to obtain the agreement of any providers who become affiliated with any Network Provider to become Network Providers. Any such providers shall be credentialed in accordance with Plan's Credentialing Program prior to providing Covered Services to Members. In addition, Network shall immediately remove any Network Provider as a provider of Covered Services to Members upon the written demand of Plan.

3.32 Information Exchange between Network and Plan. Network covenants that Network shall communicate with and transmit data and information to Plan's management information systems in such a manner as to not cause any disruption in the business of Plan or the performance of Plan's duties and obligations as set forth in this Agreement.

3.33 Reinsurance. Network shall participate in Plan's reinsurance program for its Members, at Network's sole cost and expense. Plan acknowledges that Network will only be charged the actual cost of the reinsurance. In addition, Network shall comply with all applicable reinsurance stop/loss requirements under relevant federal and/or state physician incentive plan laws and regulations. Without limiting the generality of the foregoing, Network shall ensure that its Network Providers carry the correct level of reinsurance coverage for individual and institutional losses prescribed by applicable physician incentive plan laws and regulations.

3.34 Financial Information. During the term of this Agreement and for the time period after termination of this Agreement for which a reconciliation of the Medicare Operating Fund is ongoing in accordance with Section 5 of Attachment B, Network shall provide Plan with (i) Network's prior year audited annual financial statements by April 15th of each year and (ii) Network's semi-annual unaudited financial statements for the first six months of the year by August 15th of each year. Such audited financial statements shall be prepared by a Certified Public Accountant licensed in the State of Florida.

IV.	Governmental Requirements

4.1 Maintenance of Records

Notwithstanding anything herein to the contrary, Network shall, and shall cause Network Providers to, maintain complete and accurate fiscal records, as well as medical and social records applying solely to Members for whom Network or Network Providers have claimed and received payment. Network Provider shall maintain such records as are necessary for evaluation of the quality, appropriateness and timeliness of services performed under this Agreement. Said records will be made available for fiscal audit, medical audit, medical review, utilization management, AHCA audit and other periodic monitoring upon request of authorized representatives of Plan or any governmental agency. Network shall, and shall cause Network Providers to, comply with requirements issued as a result of any such inspection or audit. Plan shall withhold from Network's compensation under Attachment B any and all amounts determined to be payable to Plan by Network or Network Providers as a result of such audits and any state and federal disallowance's lawfully imposed on Plan as a result of Network or any Network Provider's failure to abide by the terms of this Agreement. Said records shall be retained for a period of at least ten (10) years after starting date of the applicable retention period or until resolution of any ongoing audit occurs.

4.2 Indemnification

(a)              Plan Indemnification. Plan agrees to indemnify, defend and hold harmless Network and its employees, agents, independent contractors, officers and directors against any and all claims, damages, causes of action, cost or expense, including court costs and reasonable attorney's fees which may arise and/or be incurred in connection with or as a result of the grossly negligent or willfully wrongful performance of Plan under this Agreement. This clause shall survive termination of this Agreement regardless of the reason for termination, including breach of this Agreement due to insolvency.

(b)              Network Indemnification. Network shall indemnify, defend and hold harmless Plan, its employees, agents, independent contractors, officers and Board of Directors, AHCA, OIR, CMS and Members from and against all claims, damages, fines, causes of action, cost or expense, including court costs and reasonable attorney's fees, which may arise from any negligent act or other wrongful conduct by Network or Network Providers under this Agreement, including, without limitation, a breach of this Agreement or a violaton of the Medicare Improvements for Patients and Providers Act of 2008 ("MIPPA") as amended. This clause shall survive termination of this Agreement regardless of the reason for termination, including breach of this Agreement due to insolvency.

4.3 Continuing Obligation
If Plan becomes insolvent, Network and Network Provider's obligations under this Agreement shall continue in full force with respect to Members assigned to Provider for a period equal to the longer of (i) sixty (60) days from the date of Plan's insolvency, (ii) the period for which premiums have been paid or (iii) the period during which a Member is continuously confined in an inpatient facility. Network Providers shall not bill Members for Covered Services provided during such period. Network agrees, and shall cause Network Providers to agree, that this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of Members. This provision supersedes any oral or written contrary agreement now existing or thereafter entered into between or among Network, Network Providers and Members, or persons on their behalf.

4.4 Termination by Network Providers
Network shall cause Network Providers to provide AHCA and OIR sixty (60) days' written notice of any intended termination of its agreement with Network or Plan.

4.5 Independent Network Provider

It is expressly agreed that Plan, Network and Network Providers, in the performance of their obligations under this Agreement, are at all times performing as independent contractors. No act, work, commission, or omission by either party, its agents, servants, contractors, or employees, pursuant to the terms and conditions of this Agreement shall be construed to make or render Plan, Network or Network Providers an agent, servant, employee of, or joint venturer with, the other. Network Providers shall be solely responsible and liable for all medical care, advice and treatments rendered or prescribed to Members.

V.	Restrictive Covenants

5.1 Non-Compete

During the term of this Agreement, neither Network nor its parent, affiliates, subsidiaries, partners, or other persons or entities within the control of any of the foregoing (collectively, the "Network Affiliates"), shall directly or indirectly, as an owner, proprietor, manager, employee, principal, agent, representative, consultant, partner, officer or director, acquire, apply for or otherwise receive a license as a health maintenance organization, a provider sponsored network/organization or other similar entity in the State of Florida for or on behalf of a Network Affiliate, nor shall any of the Network Affiliates operate as a health maintenance organization, a provider sponsored network/ organization or other similar entity in the State of Florida.

5.2 Confidentiality

Network agrees, and shall cause Network Providers to agree, that all information regarding Plan and Members is highly confidential ("Confidential Information"). Network acknowledges, and shall cause Network Providers to acknowledge, that all such Confidential Information is confidential and proprietary to Plan and that such Confidential Information shall not be disclosed or used for Network's own, Network Provider's own or any other entity's benefit or gain either during the term of this Agreement or after the date of expiration or termination of this Agreement for any reason without Plan's written consent unless required by law. Both Plan and Network agree and acknowledge that this section shall survive the termination of this Agreement.

5.3 Injunction.

In the event of an actual or threatened breach by Network and/ or Network Provider of Section 5, the Plan shall be entitled to an injunction restraining Network and/or Network Provider from the prohibited conduct. If the court should hold that the duration and/ or scope of the covenants contained herein are unreasonable, then, to the extent permitted by law, it is the parties' desire and intent that the court prescribe a duration and/or scope that is reasonable, and the parties agree to accept such determination, subject to their rights of appeal. Nothing herein stated shall be construed as prohibiting the Plan or any third party from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Network and/or Network Provider. In any action or proceeding to enforce the provisions of this Section, the prevailing party shall be reimbursed by the other party for all reasonable costs incurred in such action or proceeding, including, without limitation, all court costs and filing fees, and all attorneys' fees incurred either at the trial level or at the appellate level.

VI.	Term and Termination

6.1 Term
The term of this Agreement shall commence on November 15, 2008, and shall continue in effect until December 31, 2011. Thereafter, this Agreement shall automatically renew for additional one (1) year period unless either party notifies the other party of its intention not to renew this Agreement at least sixty (60) days prior to any renewal date of this Agreement or this Agreement is earlier terminated as provided herein.

6.2 Immediate Automatic Termination
This Agreement shall automatically terminate solely with respect to particular Network Providers immediately upon the occurrence of the following:

(a)            License Revocation. Such Network Provider's license to practice medicine, or the license of any of the principal physicians or other health professionals in association with such Network Provider, is revoked in any State;

(b)            Conviction of Felony. If such Network Provider or any of the physicians or health professionals associated or affiliated with such Network Provider is convicted of a felony; or

(c)            Loss of Medicare Provider Status. If such Network Provider or any of the physicians or health professionals associated or affiliated with such Network Provider fails to obtain or maintain Medicare approved provider status.

6.3 Termination with Cause
(a)            By Plan. This Agreement may be terminated immediately by Plan with cause. "Cause" for immediate termination is the following:

(1)Pertaining to Particular Network Providers. With respect to a particular Network Provider, this Agreement may be terminated by Plan for Cause with respect to such Network Provider upon any of the following occurrences:

(i)  Failure of such Network Provider to comply with the medical community standards of medical practice;

(ii)  Failure of such Network Provider to meet credentialing standards and other requirements of Plan; or

(iii)  such Network Provider engages in any of the conduct listed in Section 6.3(a)(2).

For purposes of this Section 6.3(a)(1), if Network Provider is a corporation, professional association or partnership, the term Network Provider shall include a physician or other health professional who owns, is employed by or is affiliated with such Network Provider.

(2) Pertaining to the Network. This Agreement may be terminated in its entirety by Plan for cause upon written notice setting forth the grounds for termination. Cause shall constitute the following events:

(i)  Material breach of terms and conditions of this Agreement by Network or a breach of a representation, covenant or warranty made by Network under this Agreement, including, without limitation, the failure to fund the Medicare Operating Fund, as described in Attachment B, and failure of Network to cure such alleged breach within thirty (30) days of the written notice from Plan specifying the breach to be cured;

(ii)  The willful breach, habitual neglect, or continued failure of Network or Network Providers to abide by Plan's rules, procedures, policies or any other activity for which Network has received notice;

(iii)  Network acts in a manner which is demonstrably injurious to the goodwill or reputation of Plan;

(iv)  Commission of an act of fraud or theft against Plan;

(v)  Good faith determination by Plan that continuation of Agreement may result in danger to the health, safety or welfare of any Plan Member;

(vi)  The bankruptcy or insolvency of Network; or

(vii)  Without limiting the generality of any of the foregoing, if Network, Network Providers or a Network Affiliate, as applicable, violates one of the restrictions applicable to any of them, as set forth in Article 5 hereof.

(viii)  If claims and other payments due to be paid from the Medicare Operating Fund exceed the amount of the Medicare Operating Fund for three consecutive months or for four months during a twelve (12) month period.

(b) By Network. This Agreement may be terminated immediately by Network with cause. "Cause" for immediate termination is the following:

(1) The non-payment of any amount required to be paid by Plan hereunder after written demand therefore, and Plan does not cure such default within 60 days after written demand therefore.

6.4 Termination of Medicare Contract
This Agreement will automatically terminate upon the termination or non-renewal of the Medicare Advantage Contract between CMS and the Plan (the "Medicare Advantage Agreement"). Plan will give notice to Network of the non-renewal or termination of the Medicare Advantage Agreement and the date on which such will expire or terminate.

6.5 Termination by Network or Plan Without Cause.
Network or Plan may terminate this Agreement without cause only upon sixty (60) days prior written notice given from November 1 to December 31 of any calendar year .

6.6 Obligation Upon Termination

(a)Provision of Services. Without limiting the provisions of any other sections of this Agreement, in the event this Agreement is terminated for any reason, Network Providers shall complete the course of treatment of any Member then receiving treatment in accordance with the terms hereof until provision has been made by Plan for the reassignment of such Member to another Participating Provider for further treatment, it being understood that the obligation of Network under this Agreement to the extent they pertain to Covered Services provided prior to termination, shall survive termination. Network Providers shall continue to provide services through any post insolvency period. Payment to Network for such services beyond termination date shall be made under the same terms and conditions as provided for under this Agreement.

(b)             Member Hold Harmless. Upon termination of this Agreement, the rights of each party shall terminate, provided however, that such action shall not release Network and Network Providers from the obligation to not seek compensation from Members for services provided prior to termination and completion of treatment of Members then receiving care until continuation of Members' care can be arranged by Plan. Payment for such continued Covered Services shall be in accordance with the terms of this Agreement. Upon notice of termination, Plan will notify Members and other persons or entities whom it deems to have an interest in such termination, through such means as it may choose.

(c)             Return of Documents. Upon the termination of this Agreement, Network agrees to return any and all Plan provided materials, provider manuals, or other documentation, related to its business, including all copies thereof, whether authorized or not to Plan.

(d)             Transfer of Members. Following termination of this Agreement, Network Provider will cooperate with Plan in the orderly transfer of (i) Members that may have been assigned to Network Provider and choose to transfer to another provider of Plan and to remain as an enrolled Member of Plan, and (ii) any such Members' Medical Records.

6.7 Order by Office of Insurance Regulation

This Agreement may be terminated upon issuance of order by the OIR requiring such termination pursuant to section 641.234, Florida Statute, or any successor statute.

VII.	General Terms

7.1 Modification and Assignment of this Agreement
The terms and sections' included hereunto and the Agreement executed by the parties together embody all of the terms and conditions relating to the Agreement between the parties, and all oral and parole representations statements made by either party prior to the execution of this Agreement are merged herein. Plan may amend this Agreement and any Addendum, Attachment or Schedule, hereto (other than Attachment B hereof, the amendment of which shall require the written consent of both parties except as specifically provided for therein) upon thirty (30) days written notice to Network, which notice shall include information regarding a change in benefits, Copayments and applicable policies and procedures. Network shall be bound to any such amendments unless Network provides Plan notice of objection to such modification in writing within the thirty (30) days notice period. Except as described above, the provisions of this Agreement may not be amended, supplemented, waived or changed orally or by course of conduct of the parties but only by a written and signed document by the party by whom enforcement is sought and which shall make specific reference to this Agreement. This Agreement, being intended to secure the services of the Network, shall not be assigned, sublet, delegated, or transferred by Network without the prior written consent of Plan, which consent shall not be unreasonably withheld if (i) this Agreement shall not then be in default in any respect (including any deficits in the operating funds hereunder) (ii) the proposed assignee demonstrates that it has the prior management experience, business infrastructure, health delivery system, and financial stability to undertake Network's obligations hereunder, and (iii) such assignee, upon approval by Plan of such assignment, undertakes to honor all of the terms and conditions of this Agreement, and to faithfully and fully perform the obligations of Network hereunder. Plan may assign this Agreement in whole or in part. If either party decides not to terminate the Agreement, even though it has the right to do so in a particular instance, such decision shall not be considered a waiver of its right to terminate on a future occasion of the same or any other reason. For purposes of this provision, and without limiting the generality of this section, an assignment shall include: (i) a sale or other change of the beneficial and/ or legal ownership more than 49% of the issued and outstanding stock of Network (whether in one transaction or a series of similar transactions); (ii) a change in a majority of the members of the Board of Directors of Network, excluding new directors approved by the incumbent Board of Directors over any three year period; (iii) the sale of all or substantially all of the assets of Network, and/or (iv) any business combination in which the business of Network is joined with another person / entity who thereafter would be included as an "affiliate" under the Securities Act of 1933, as amended, shall be deemed an assignment for purposes hereof and shall be subject to the limitations on assignment contained herein. In the event that the proposed activity or transaction triggering the provisions of this section relate to a business combination of Network with a third party through the sale of equity or assets, merger, or other similar structure, then Plan shall have a right of first refusal, exercisable within 30 days following receipt of written notice from Network as to the intention to consummate such transaction (which notice shall include a copy of said offer by a third party (the "Offer"), to acquire and/or otherwise consummate such transaction upon the same terms as those contained in such Offer.

7.2 Severability
The invalidity or unenforceability of any terms or provisions hereof shall in no way affect the validity or enforceability of any othe'r terms or provisions.

7.3 Headings
All section headings contained in this Agreement are to be considered for reference purposes only, and are not intended to define or limit the scope of any provisions of this Agreement.

7.4 Entire Agreement
This Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties, and together with all Attachments, Schedules and Addendum and other appendices to it, shall be considered as the Agreement by and between Plan and Network

7.5 Conformance with Law
Each party agrees to carry out all activities undertaken by it pursuant to this Agreement in conformance with all applicable federal, state and local laws, rules and regulations.

7.6 Governing Law and Venue
This Agreement has been executed and delivered and shall be construed and enforced in accordance with the laws of the State of Florida. Any action by any party whether at law or in equity, shall be commenced and maintained and venue shall exclusively be in the State of Florida.

7.7 Third Party Beneficiaries
This Agreement shall not be construed to create any third party beneficiaries, including without limitation, Members.

7.8 Cumulative Remedies
Remedies provided for in this Agreement shall be in addition to and not in lieu of any other remedies available to either party and shall not be deemed waivers or substitutions for any action or remedy the parties may have under law or equity.

7.9 Gender and Number
When the context of this Agreement requires, the gender of all words shall include the masculine, feminine, neuter and the number of all words shall include the singular and plural.

7.10 Execution
This Agreement and any amendments may be executed in multiple originals, each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

7.11 Force Majeure
Neither party shall be liable nor deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service or employment deemed resulting, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any similar or dissimilar cause beyond the reasonable control of either party; provided, however, in the event the provision of Covered Services is substantially interrupted and alternative provisions acceptable to Plan are not made for the provision of Covered Services to Members within forty-eight hours (or less in the event of an Emergency or Urgently Needed Care), Plan shall have the right to terminate this Agreement upon ten (10) days prior written notice to Network.

7.12 Authority
Each signatory to this Agreement represents and warrants that he/she/it possesses all necessary capacity and authority to act for, sign and bind the respective entity on whose behalf he is signing.

7.13 Costs and Fees
In the event of any litigation by any party to enforce or defend its rights under the Agreement, the prevailing party, in addition to all other relief, shall be entitled to reasonable attorney's fees.

7.14 Notices
Any notices and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or five days after such notice is mailed, by registered or certified mail, postage prepaid, return receipt requested, addressed to such party as follows:

If to Network:

If to Plan:

Preferred Care Partners, Tnc. One Datran Center

9100 South Dadeland Boulevard Suite 1250

Miami, Florida 33156

Attn:	oc-0v" I; t-

or such other addresses shall be furnished in writing by any party to the other party.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

PLAN:	NETWORK:
PREFERRED CARnRTNERS, INC.	PALM MED WORK, LLC.

By: /s/	By: /s/

ATTACHMENT A
PRIMARY CARE SERVICES

Primary Care Services shall include, but are not limited to, all services, supplies, procedures and ancillary services either rendered or arranged by a Primary Care Physician or other health professional to provide the following: 1) Initial preventive medical examinations with comprehensive medical history, assessment, medical management of the patient, and ordering all laboratory and diagnostic tests routinely ordered and performed in connection with an age-specific initial preventive medical examination which also includes hearing and visual screening; 2) Ongoing age-specific periodic preventive health appraisal examinations including the ordering of appropriate laboratory and diagnostic procedures routinely ordered and performed in connection with age-specific preventive periodic health appraisals; 3) Those services, supplies and procedures normally provided by a Primary Care Physician when dictated by the need for a particular injury, illness, or disease which do not require the knowledge, skill or expertise of a Physician specialist; to include those services provided or arranged for in a physician's office, patient's home, hospital inpatient and/or outpatient setting, nursing home and/or in any other health care setting in which medical services, supplies and procedures may be delivered appropriately by a health care professional.

Also included are after-hours urgently needed services, hospital and skilled nursing home admissions with follow-up, stat office laboratory tests, injections, in-office radiology, EKGs, flexible sigmoidoscopy and sutures with removal.

Also, adult immunizations administered in accordance with the recommendations of the United States Public Health Service. Additionally, chiropractic and podiatric medical services shall be provided in accordance with chapters 640 and 641, respectively, of the Florida Statutes. All other medical services, at a minimum, will be provided in accordance with Agency for Health Care Administration (AHCA), Centers for Medicare and Medicaid Services (CMS) and all applicable Plan standards. Primary Care Physician agrees that the scheduling of appointments to render the above mentioned care shall meet the state mandated accessibility standards as defined by all State of Florida health care regulatory bodies.

All services performed hereunder shall be consistent with the standards of medicine and osteopathy in the community and such services shall, at a minimum, be performed in accordance with the customary rules of ethics and conduct promulgated by the American Medical Association, American Osteopathic Association, and the American Hospital Association and similar provider organizations, as applicable, and such other bodies, formal or informal, governmental or otherwise, from which health care providers seek advice and guidance or to which they are subject to licensing and control, as applicable.

Primary health care encompasses Medically Necessary medical care that is provided or prescribed by Member's assigned Participating Provider for prevention of disease and the first level of care for diagnosis and treatment of a non-occupational illness or injury, and includes all services customarily provided in a Primary Care Physician's office as well as services customarily provided by an attending Primary Care Physician to institutionalized patients. Primary Care Physician agrees to provide these Covered Services offered by Plan with the exception of hospital inpatient cost and vision care services. By way of illustration and not limitation, the following services are considered Primary Care Services. These services are to be provided in accordance with Plan's policies and procedures.

General Primary Care Services:

1.	ROUTINE OFFICE VISITS - including biometrics evaluations, diagnosis and treatment of illness/injury.

2.	HOSPITAL VISITS - personal attendance with the patient including skilled nursing or extended care facility.

3.	PERIODIC HEALTH APPRAISAL - all routine tests performed in a Primary Care Physician's office (i.e. EPSDT).

4.	TELEPHONE CONSULTATIONS - with Members.

5.	ACUTE MINOR ILLNESS/INJURY

6.	CHRONIC ILLNESS/INJURY

7.	IMMUNIZATIONS - including Influenza and Pneumonia vaccines in accord with accepted medical practices.

8.	INJECTIONS -including intra-articular and trigger points in accord with accepted medical practices (excluding chemotherapy).

9.
ROUTINE DIAGNOSTIC LABORATORY PROCEDURES - all routine procedures performed in a Primary Care Physician's office, including but not limited to CBC test, urinalyses, stool analyses for occult blood and pregnancy tests.

10.	EYE AND EAR EXAMINATIONS - for vision and hearing correction.

11.	DIAGNOSIS AND REFERRAL OF ALCOHOLISM/DRUG ABUSE

12.	HEALTH EDUCATION SERVICES AND REFERRAL - (e.g. family planning, STDs)

13.	MISCELLANEOUS SUPPLIES - related to treatment in a Primary Care Physician's office (e.g. gauze, tape, band aid and other routine medical supplies).

14.	MISCELLANEOUS SERVICES - all services normally provided in a Primary Care Physician's office.

15.
ROUTINE DIAGNOSTIC TESTS - routine tests, x-rays, and electrocardiograms, including interpretation. This may include chest and bone x-rays, Pap smears and any test customarily provided in Primary Care Physician's office.

16.	MEDICAL RISK ASSESSMENT AND PREVENTIVE CARE SERVICES (e.g. well woman care, adult health screenings)

ATTACHMENT B
COMPENSATION FOR MIAMI-DADE and BROWARD COUNTIES

1.
Non-Risk Compensation: The Plan will pay the Network, on a monthly basis, a Monthly Capitation for each of the Health Plan Members who are assigned to one of the Network's Providers for Primary Care Physician services. Plan will be responsible for paying Network's Primary Care Physicians their capitation for Primary Care Covered Services from the Monthly Capitation. The Monthly Capitation will be paid by Plan to Network by the 15th day of each month, and will be $125.00 per Member per Month ("PMPM") when the Network has less than 1,000 Members assigned to Network's Providers.

2.
Risk Compensation: When the Network has 1,000 or more Members assigned to Network's Providers, Network agrees to take on full-risk for all Covered Services provided to the Members and to be compensated as follows:

A.             Network Operating Fund: Plan shall establish a Medicare Operating Fund in a ledger at the Financial Records of the Plan from which all medical, hospital (including but not limited to inpatient, outpatient and emergency), reinsurance, prescriptions (net of any applicable rebates), physician and health care professionals, and all other Covered Services are paid for all Medicare Members in Miami-Dade and Broward Counties assigned to the Network, including amounts under capitated agreements between Plan or Network and a proivder.

B.             Funding the Medicare Operating Fund: As full compensation to Network for the services rendered pursuant to this Agreement, Plan will allocate an amount of the premium collected for each Medicare Member who is assigned to a Network Provider by Plan or who selects a Network Provider equal to:

i. 81% of the premium if Network shall have 1000 to 1500 Members assigned to it under this Agreement; or

ii. 82% of the premium if Network shall have 1501 or more Members assigned to it under this Agreement.

For purposes of this Attachment "B", premium shall mean the actual amount for that month received by Plan from the CMS or any other government agency representing Medicare and paid by CMS or such agency on account of Medicare Members selecting Plan's Medicare product.

C.         Third Party Collections. Plan has the responsibility for collecting money related to Third Party Liability involving but not limited to Auto Insurance Carriers and subrogation (litigation) cases and Workers' Compensation, and any and all rights whatsoever for Coordination of Benefits with another Group Health Insurance provider. Upon recovery by the Plan of any amount from such claims of third party liabilities, Plan shall (a) account to Network for such amounts, and (b) contribute such amounts after deduction of reasonable cost of collections, if any, to the Medicare Operating Fund.

D.         Deductions from the Medicare Operating Fund: The following monies will be deducted from the Medicare Operating Fund:

i.        Capitation payment to Network. The Plan will pay the Network, on a monthly basis, a Monthly Capitation for each of the Health Plan Members who are assigned to one of the Network's Providers for Primary Care Physician services. Network will be responsible for paying its Primary Care Physicians their capitation for Primary Care Covered Services from the Monthly Capitation. The Monthly Capitation will be paid by Plan to Network by the 15th day of each month, and will be as follows:

a. $150.00 per Member per Month ("PMPM") when the Network has 1,000 or more Members assigned to Network's Providers, provided a cumulative surplus exists in the Medicare Operating Fund, If the Network does not have a surplus and has 1,000 Members or more assigned to Network Providers, the Plan will pay the Network a Monthly Capitation of $125.00 PMPM.

ii. Plan shall pay all Covered Services and reinsurance expenses for the Network assigned Members from the remaining funds in the Medicare Operating Fund.

E.         Calculation of Operating Fund Surpluses and Deficits. Any positive balance in the Medicare Operating Fund remaining for a particular month shall be retained and held by Plan therein for a period of 225 days following the end of the month for which such calculation is being made (the "Substantial Completion Period"). At the end of said Substantial Completion Period, if there remains a positive balance in the Medicare Operating Fund for the month for which the calculation is being made (the "Target Month"), then the claims paid through the end of the Substantial Completion Period for the Target Month will be deemed to constitute 97% of all claims incurred during such Target Month. Any such remaining positive balance, less an amount equal to 3% of the total claims paid for the Target Month (which shall be retained as an agreed-upon amount for claims incurred but not reported ("IBNR") for the Target Month), shall be distributed to Network. On or before the 15th day of the thirteenth (13) month immediately following the end of the Target Month ("Final Completion Period"), Network shall be entitled to receive any positive balance remaining in the Medicare Operating Fund for the Target Month after deduction of any claims received for the Target Month during the period between the end of the Substantial Completion Date and the Final Completion Date. To the extent that claims received following the end of the Substantial Completion Period exceed the 3% IBNR reserve retained in the Medicare Operating Fund, such excess claims shall be deducted from the Medicare Operating Fund balances for months subsequent to the Target Month until recovered by Plan. In no event shall the expiration of the Initial Completion Period or the Final Completion Period be deemed to (i) release Network for liability with respect to claims incurred for Covered Services during the Target Month, or (ii) as an assumption by the Plan of risk for any such claim(s) regardless of when received. Distributions payable to Network hereunder shall be made monthly as to each Target Month within 15 days following the end of each Substantial Completion Period and Final Completion Period for the respective Target Month. For example, if there were first Members assigned to Network under this Agreement on January 1, 2009, the reconciliation for January 2009 would be completed on or before July 15, 2009. The reconciliation for February 2009 would then be completed on or before August 15th, 2009, and so on, in each case retaining the 3% IBNR factor in the manner provided for above. Assuming that no further claims were received for January 2009, we would then distribute the 3% IBNR reserve for January 2009 on or before January 15, 2010. Network will pay to Plan any negative balance in its Medicare Operating Fund within 30 days of written notice and request therefore.

F.Irrevocable Letter of Credit. In order to ensure Network's payment obligations to Plan in the event of a deficit in the Medicare Operating Fund in excess of any Medicare Operating Fund monies available to offset such deficit, Network shall provide to Plan an irrevocable letter of credit within 120 days of the execution of this Agreement, subject to terms and conditions stated herein and issued by a bank and in a form approved by Plan, in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) ("Irrevocable Letter of Credit"). Plan shall be entitled to draw upon the Irrevocable Letter of Credit , up to an including the entire amount of the Irrevocable Letter of Credit , to pay for any deficit in the Medicare Operatirig Fund in excess of any Medicare Operating Fund monies available to offset such deficit owed by Network to Plan. Plan shall be entitled to draw upon the Irrevocable Letter of Credit upon the satisfaction of all of the following conditions: 1) Plan notifies Network in writing that a deficit exists in the Medicare Operating Fund in excess of any Medicare Operating Fund monies available to offset such deficit; and 2) Network does not pay to Plan the amount of the Medicare Operating Fund deficit within thirty (30) days of receipt of Plan's written notice of such deficit. In the event that Plan draws down on the Irrevocable Letter of Credit to a balance of Seventy-five Thousand Dollars ($75,000) or less, Plan shall notify Network in writing. In the event the balance of the Irrevocable Letter of Credit falls below Seventy-five Thousand Dollars ($75,000), Network shall obtain a new irrevocable letter of credit within thirty (30) days of the written notice such that the aggregate amount of all existing letters of credit equals at least One Hundred Fifty Thousand Dollars ($150,000) for Plan to draw upon in the event of non-payment of a deficit in the Medicare Operating Fund. The Network shall be required to maintain the Irrevocable Letter of Credit consistent with this section during the term of this Agreement and after termination or expiration of this Agreement for any reason during any period of reconciliation of the Medicare Operating Fund. Failure of Network to comply with the terms of this section shall constitute a material breach of this Agreement.

G.Risk Sharing Receivable. The parties agree that this Network Risk Agreement shall be viewed by the Plan as a risk sharing receivable in accordance with the Statement of Statutory Accounting Principles No. 84, as amended. Evaluation of the risk sharing receivable will be conducted by the Plan in accordance with the terms of this Agreement but no less than annually.

ATTACHMENT C
NETWORK PROVIDERS

Effective this ____ day of _________, 200_, the Network Providers are the following:

NAME	ADDRESS	PHONE NUMBERS

ATTACHMENT D
COVERED LINES OF BUSINESS

1.	Medicare Advantage Plans